Exhibit 99.1

Press Release

CONTACT:

Brian Shipman

Group Vice President, Investor Relations

+1 203 316 3659

brian.shipman@gartner.com

Gartner Reports Financial Results for Third Quarter 2012

Contract Value Increased 14% YoY FX Neutral to $1,175 Million

Revenue Increased 8% (12% FX Neutral) YoY to $374.4 Million

STAMFORD, Conn., November 2, 2012 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2012 and updated its projection for full year 2012 revenues and reiterated its outlook for Normalized EBITDA, EPS, and cash flows.

Total revenue was $374.4 million for third quarter 2012, up 8% compared to third quarter 2011. Total revenue increased 12% excluding the impact of foreign exchange. Third quarter 2012 net income was $31.4 million, an increase of 3% over third quarter 2011. Normalized EBITDA was $68.0 million in third quarter 2012, an increase of 9% over third quarter 2011. Diluted income per share was $0.33 in third quarter 2012 compared to $0.31 in third quarter 2011. Diluted Income Per Share Excluding Acquisition Adjustments, which excludes the impact of acquisition-related adjustments, was $0.35 per share for third quarter 2012 and $0.31 per share for third quarter 2011. See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Income Per Share Excluding Acquisition Adjustments.

For the nine months ended September 30, 2012, total revenue was $1,141.1 million, an increase of 10% over the 2011 period. Excluding the impact of foreign exchange, revenues increased 12%. Net income was $107.1 million in the nine months ended September 30, 2012, an increase of 17% over the same period in 2011. Normalized EBITDA was $218.2 million in the 2012 period, an increase of 12% over 2011. Diluted income per share was $1.12 in 2012 compared to $0.92 in 2011, an increase of 22%. Diluted Income Per Share Excluding Acquisition Adjustments was $1.16 in 2012 and $0.96 in 2011.

Gene Hall, Gartner’s chief executive officer, commented, “We continued our trend of delivering consistent, double-digit growth in the third quarter. Revenue, contract value, Normalized EBITDA and EPS were again consistent with our long-term expectations. The increases in our revenue and contract value, in addition to maintaining key operating metrics such as client retention at or near all-time highs, illustrate both the strong value we provide our clients and the sizeable market opportunity for our services. As we look ahead to the final quarter of 2012, we remain excited about the opportunity we see in the market and expect to deliver another year of double-digit growth as measured by our key business metrics.”

Business Segment Highlights

Research

Third quarter 2012 revenue was $284.0 million, up 11% compared to third quarter 2011. Excluding the impact of foreign exchange, Research revenue increased 14%. The gross contribution

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margin was 68% for both quarters. Contract value was up 14% on an FX neutral basis at September 30, 2012 compared to September 30, 2011, and 13% as reported. Client and wallet retention rates for third quarter 2012 were 83% and 99%, respectively, compared to 82% and 100% in the third quarter 2011.

Consulting

Revenue for third quarter 2012 was $71.7 million, an increase of 1% compared to third quarter 2011. Adjusted for the impact of foreign exchange, revenue increased 4%. Gross contribution margin for third quarter 2012 was 34%. Third quarter 2012 utilization was 64%. Billable headcount was 499 as of September 30, 2012, and backlog was $106.1 million.

Events

Revenue for third quarter 2012 was $18.6 million, a decrease of 2% compared to third quarter 2011, due to changes in the events calendar and foreign exchange impact. Excluding the foreign exchange impact, Events segment revenues increased 2%. Results in this segment were adversely affected by the move of two large events that had been held in the third quarter of 2011, and will be held this year in the fourth quarter 2012. On a same-events and FX neutral basis, revenues increased 17% when comparing the 12 events held in the third quarter 2012 with their performance in 2011. Gross contribution margin was 24% in third quarter 2012. The Company held a total of 14 events with 5,566 attendees in the third quarter 2012, compared to 16 events and 6,676 attendees in third quarter 2011.

Cash Flow and Balance Sheet Highlights

The Company generated almost $209 million of operating cash flow in the nine months ended September 30, 2012, an increase of 18% over the same period in 2011 and the highest nine months’ operating cash flow in the Company’s history. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $30.8 million in the nine months ended September 30, 2012, which included $11.5 million of Stamford headquarters renovation expenditures that are reimbursable by the facility landlord.

At September 30, 2012, the Company had over $255 million of cash and $354 million of borrowing capacity on its revolving credit facility. Through September 30, 2012, the Company used approximately $89 million of cash to repurchase shares and $10 million of cash on a net basis to complete the Ideas International Limited acquisition.

Financial Outlook for 2012

The Company has adjusted its revenue guidance as per the table below. Projected diluted earnings per share, Normalized EBITDA, and cash flow guidance remain unchanged. As revised, the Company’s full year 2012 guidance is as follows:

Projected Revenue

($ in millions)	2012 Projected	% Change
Research	$1,130 – 1,140	12% – 13%
Consulting	310 –320	1% – 4%
Events	167 – 177	12% – 19%

Total Revenue	$1,607 – 1,637	9% – 11%

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Projected Earnings and Cash Flow

($ in millions, except per share data)	2012 Projected	% Change

Diluted Earnings Per Share	$1.63 – $1.79	17% – 29%
Normalized EBITDA (1)	$315 – $335	13% – 20%

Operating Cash Flow (2)	$285 – 305	12% – 19%
Capital Expenditures (2)	(46) – (48)

Free Cash Flow (1)	$239 – 257	12% – 20%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(2)	Capital expenditures include approximately $16.0 million of total projected payments expected in 2012 related to the renovation of our Stamford headquarters facility, which are contractually reimbursable from the landlord. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Friday, November 2, 2012 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4205 and the international dial-in number is 617-213-4862 and the participant passcode is 87196156. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 12,600 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has approximately 5,400 associates, including almost 1,400 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Income Per Share Excluding Acquisition Adjustments: Represents diluted income per share excluding certain adjustments directly related to acquisitions, which consists of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, severance and

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other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Income Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2012 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
Revenues:
Research	$284,048	$255,979	11%	$836,970	$749,429	12%
Consulting	71,731	70,815	1%	222,970	219,407	2%
Events	18,627	18,990	-2%	81,119	72,058	13%

Total revenues	374,406	345,784	8%	1,141,059	1,040,894	10%
Costs and expenses:
Cost of services and product development	151,143	142,696	6%	458,853	428,473	7%
Selling, general and administrative	164,888	148,461	11%	492,627	442,891	11%
Depreciation	6,301	6,638	-5%	18,378	19,143	-4%
Amortization of intangibles	1,362	739	84%	3,029	5,788	-48%
Acquisition and integration charges	944	—	100%	2,126	—	100%

Total costs and expenses	324,638	298,534	9%	975,013	896,295	9%

Operating income	49,768	47,250	5%	166,046	144,599	15%
Interest expense, net	(2,209)	(2,282)	-3%	(6,557)	(7,863)	-17%
Other expense, net	(748)	(541)	38%	(1,802)	(1,494)	21%

Income before income taxes	46,811	44,427	5%	157,687	135,242	17%
Provision for income taxes	15,436	13,963	11%	50,607	43,364	17%

Net income	$31,375	$30,464	3%	$107,080	$91,878	17%

Income per common share:
Basic	$0.34	$0.32	6%	$1.15	$0.95	21%
Diluted	$0.33	$0.31	6%	$1.12	$0.92	22%

Weighted average shares outstanding:
Basic	93,522	96,057	-3%	93,429	96,462	-3%
Diluted	95,611	98,259	-3%	95,791	99,467	-4%

BUSINESS SEGMENT DATA

(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 9/30/12
Research	$284,048	$90,508	$193,540	68%
Consulting	71,731	47,351	24,380	34%
Events	18,627	14,116	4,511	24%

TOTAL	$374,406	$151,975	$222,431	59%

Three Months Ended 9/30/11
Research	$255,979	$82,364	$173,615	68%
Consulting	70,815	46,357	24,458	35%
Events	18,990	13,437	5,553	29%

TOTAL	$345,784	$142,158	$203,626	59%

Nine Months Ended 9/30/12
Research	$836,970	$265,423	$571,547	68%
Consulting	222,970	143,084	79,886	36%
Events	81,119	48,252	32,867	41%

TOTAL	$1,141,059	$456,759	$684,300	60%

Nine Months Ended 9/30/11
Research	$749,429	$243,009	$506,420	68%
Consulting	219,407	140,587	78,820	36%
Events	72,058	43,525	28,533	40%

TOTAL	$1,040,894	$427,121	$613,773	59%

SELECTED STATISTICAL DATA

	September 30, 2012		September 30, 2011
Research contract value	$1,174,700	(a)	$1,035,926	(a)
Research client retention	83%		82%
Research wallet retention	99%		100%
Research client organizations	12,612		11,770
Consulting backlog	$106,100	(a)	$92,887	(a)
Consulting—quarterly utilization	64%		61%
Consulting billable headcount	499		482
Consulting—average annualized revenue per billable headcount	$415	(a)	$404	(a)
Events—number of events for the quarter	14		16
Events—attendees for the quarter	5,566		6,676

(a)	Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$31,375	$30,464	$107,080	$91,878
Interest expense, net	2,209	2,282	6,557	7,863
Other expense, net	748	541	1,802	1,494
Tax provision	15,436	13,963	50,607	43,364

Operating income	$49,768	$47,250	$166,046	$144,599

Normalizing adjustments:
Stock-based compensation expense (b)	9,219	7,757	28,021	24,750
Depreciation, accretion, and amortization (c)	7,712	7,442	21,569	25,287
Acquisition and integration adjustments (d)	1,320	—	2,583	—

Normalized EBITDA	$68,019	$62,449	$218,219	$194,636

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b)	Consists of charges for stock-based compensation awards.
(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d)	Includes charges and adjustments related to the acquisition of Ideas International. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.

Reconciliation - Diluted income per share to Diluted income per share excluding acquisition adjustments (a):

	Three Months Ended September 30,
	2012		2011
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted income per share	$31,375	$0.33	$30,464	$0.31
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	874	0.01	457	—
Acquisition and integration adjustments (d)	904	0.01	—	—

Diluted income per share excluding acquisition adjustments (e)	$33,153	$0.35	$30,921	$0.31

	Nine Months Ended September 30,
	2012		2011
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted income per share	$107,080	$1.12	$91,878	$0.92
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	1,898	0.02	3,576	0.04
Acquisition and integration adjustments (d)	1,769	0.02	—	—

Diluted income per share excluding acquisition adjustments (f)	$110,747	$1.16	$95,454	$0.96

(a)	Diluted income per share excluding acquisition adjustments is based on GAAP diluted income per share adjusted for the per share impact of acquisition adjustments, net of tax effect.
(b)	The effective tax rates were 33.7% and 34.7% for the three and nine months ended September 30, 2012, respectively, and 39.5% for both the three and nine months ended September 30, 2011.
(c)	Consists of non-cash amortization charges related to acquired intangibles.
(d)	Includes charges and adjustments related to the acquisition of Ideas International. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjsutments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.
(e)	Based on fully diluted shares of 95.6 million in 2012 and 98.3 million in 2011.
(f)	Based on fully diluted shares of 95.8 million in 2012 and 99.5 million in 2011.

GARTNER, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$255,391	$142,739
Fees receivable, net	370,951	421,033
Deferred commissions	65,870	78,492
Prepaid expenses and other current assets	89,766	63,521

Total current assets	781,978	705,785
Property, equipment and leasehold improvements, net	80,344	68,132
Goodwill	519,200	508,550
Intangible assets, net	13,142	7,060
Other assets	84,484	90,345

Total Assets	$1,479,148	$1,379,872

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$206,290	$259,490
Deferred revenues	682,603	611,647
Current portion of long term debt	80,000	50,000

Total current liabilities	968,893	921,137
Long term debt	120,000	150,000
Other liabilities	128,790	126,951

Total Liabilities	1,217,683	1,198,088

Total Stockholders’ Equity	261,465	181,784

Total Liabilities and Stockholders’ Equity	$1,479,148	$1,379,872

GARTNER, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income	$107,080	$91,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles	21,407	24,931
Stock-based compensation expense	28,021	24,750
Excess tax benefits from stock-based compensation	(20,366)	(22,458)
Deferred taxes	(3,268)	3,812
Amortization and writeoff of debt issuance costs	1,512	1,733
Changes in assets and liabilities
Fees receivable, net	54,157	16,023
Deferred commissions	13,202	11,354
Prepaid expenses and other current assets	(18,803)	(6,241)
Other assets	2,429	2,051
Deferred revenues	60,681	74,021
Accounts payable, accrued, and other liabilities	(37,301)	(45,389)

Cash provided (used) by operating activities	208,751	176,465

Investing activities:
Additions to property, equipment and leasehold improvements	(30,800)	(23,720)
Acquisition (net of cash acquired)	(10,336)	—

Cash used by investing activities	(41,136)	(23,720)

Financing activities:
Proceeds from stock issued under stock plans	10,560	17,771
Proceeds from debt issuance	22,500	5,000
Payments on debt	(22,500)	(15,156)
Purchases of treasury stock	(89,300)	(141,214)
Excess tax benefits from stock compensation	20,366	22,458

Cash (used) provided by financing activities	(58,374)	(111,141)

Net increase (decrease) in cash and cash equivalents	109,241	41,604
Effects of exchange rates on cash and cash equivalents	3,411	(4,882)
Cash and cash equivalents, beginning of period	142,739	120,181

Cash and cash equivalents, end of period	$255,391	$156,903